Exhibit 99.1

Grace News
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations David Joseph T +1 410.531.8209 david.joseph@grace.com

Grace Reports Third Quarter Adjusted EPS of $1.07

•	Sales increased 11 percent to $856 million

•	Adjusted EBIT increased 27 percent to $181 million

•	Grace net income was $74.5 million, or $0.99 per diluted share

•	2014 Adjusted EBIT outlook range narrowed to $625 to $630 million

•	2014 Adjusted Free Cash Flow outlook increased to $430 million

Columbia, MD - October 22, 2014 - W. R. Grace & Co. (NYSE: GRA) announced third quarter net income of $74.5 million, or $0.99 per diluted share. Net income for the prior-year quarter was $77.0 million, or $0.99 per diluted share. Adjusted EBIT increased 27 percent to $180.9 million, and third quarter Adjusted EPS was $1.07 per diluted share.

“We had a very good quarter,” said Fred Festa, Grace's Chairman and Chief Executive Officer. “All three businesses achieved solid sales growth and strong margins. Catalysts Technologies exceeded our expectations, benefiting from strong sales in all three product groups. Materials Technologies and Construction Products both benefited from strong growth in North America and Asia. Year-to-date cash flow increased 14 percent and ROIC increased more than two points.”

Third Quarter Results
Third quarter net sales of $856.4 million increased 11.0 percent compared with the prior-year quarter, due to higher sales volumes (+10.2 percent), improved pricing (+0.6 percent) and favorable currency translation (+0.2 percent). Acquisitions contributed 4.0 percent to sales growth.

Segment Gross Margin of 38.6 percent increased 170 basis points compared with the prior-year quarter.

Adjusted EBIT of $180.9 million increased 27.3 percent from the prior-year quarter primarily due to an increase in segment operating income, including the benefit of acquisitions, and a gain related to the termination of certain retiree benefit plans. Adjusted EBIT margin of 21.1 percent increased 270 basis points compared with the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 29.8 percent on a trailing four-quarter basis, compared to 27.4 percent as of December 31, 2013.

Nine Month Results
For the nine months ended September 30, 2014, sales increased 6.8 percent to $2.44 billion as higher sales volumes (+7.0 percent) and favorable pricing (+0.1) more than offset unfavorable currency translation (-0.3 percent). Acquisitions contributed 3.9 percent to sales growth.

Segment Gross Margin of 37.9 percent increased 60 basis points compared with the prior-year period.

Adjusted EBIT of $458.3 million increased 11.2 percent compared with the prior-year period due to an increase in segment operating income, including the benefit of acquisitions, and a gain related to the termination of certain retiree benefit plans. Adjusted EBIT margin of 18.8 percent increased 80 basis points compared with the prior-year period.

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Grace Catalysts Technologies
Sales up 20.3 percent; segment operating income up 30.4 percent
Third quarter sales for the Catalysts Technologies operating segment, which includes specialty catalysts and additives for refinery, plastics and other chemical process applications, were $329.3 million, an increase of 20.3 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+22.0 percent) and favorable currency translation (+0.3 percent), partially offset by lower pricing (-2.0 percent). The polypropylene catalyst and licensing acquisition contributed 11.3 percent to sales growth.

Sales of Refinery Catalysts increased 9.6 percent as higher sales volumes and favorable currency translation more than offset lower pricing. Sales of Specialty Catalysts increased 51.0 percent as higher sales volumes (including licensing sales) and improved pricing more than offset unfavorable currency translation.

Segment gross margin was 42.5 percent compared with 39.2 percent in the prior-year quarter. The increase in gross margin primarily was due to higher-margin polypropylene catalyst and licensing sales and lower manufacturing costs.

Segment operating income increased 30.4 percent to $100.9 million primarily due to higher gross profit. The ART joint venture contributed $6.4 million to segment operating income compared with $2.8 million in the prior-year quarter.

Grace Materials Technologies
Sales up 4.1 percent; segment operating income up 4.1 percent
Third quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications, and packaging technologies, were $229.1 million, an increase of 4.1 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+3.1 percent), improved pricing (+0.8 percent) and favorable currency translation (+0.2 percent).

Engineered Materials sales increased 6.8 percent due to higher sales volumes, improved pricing and favorable currency translation. Packaging Technologies sales increased 0.5 percent as higher pricing more than offset unfavorable currency translation.

Segment gross margin was 35.3 percent, an increase of 50 basis points compared with the prior-year quarter. The increase in gross margin primarily was due to improved pricing.

Segment operating income increased 4.1 percent to $48.7 million primarily due to higher gross profit partially offset by higher operating expenses. Segment operating margin was 21.3 percent, unchanged from the prior-year quarter.

Grace Construction Products
Sales up 7.4 percent; segment operating income up 7.2 percent
Third quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure, and residential construction, were $298.0 million compared with $277.5 million in the prior-year quarter. The sales increase was due to higher sales volumes (+4.5 percent) and improved pricing (+2.9 percent).

SCC sales increased 8.8 percent due to higher sales volumes and improved pricing, partially offset by unfavorable currency translation. SBM sales increased 5.0 percent due to higher sales volumes, improved pricing and favorable currency translation. Sales of non-residential SBM products increased approximately 10%.

Segment gross margin of 36.8 percent increased 50 basis points compared with the prior-year quarter due to higher sales volumes and improved pricing, partially offset by higher manufacturing costs.

Segment operating income increased 7.2 percent to $48.9 million primarily due to higher gross profit partially offset by higher operating expenses. Segment operating margin was 16.4 percent, unchanged from the prior-year quarter.

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Other Expenses
Total corporate costs were $23.8 million, an increase of $2.9 million primarily due to higher operating expenses including incentive compensation. This increase partially offset the benefit from the termination of certain postretirement plans related to current businesses of $14.2 million.

Certain pension costs of $8.0 million increased $1.2 million compared with the prior-year quarter largely due to higher interest costs.

Interest expense and related financing costs were $14.7 million for the third quarter compared with $10.7 million for the prior-year quarter. Interest accretion on the deferred payment obligations was $43.7 million for the third quarter. The weighted average cash interest rate for the third quarter was 4.3 percent.

Income Taxes
Income taxes on adjusted pre-tax income were recorded at a global effective tax rate of approximately 34 percent.

Grace generally has not had to pay U.S. Federal income taxes in recent years since available tax deductions and credits have fully offset its U.S. tax liability. Grace generated approximately $1,300 million in U.S. Federal net operating losses in 2014, including approximately $670 million upon emergence from bankruptcy and $632 million upon payment of the deferred payment obligation in the third quarter.  Income taxes paid in cash, net of refunds, were $21.7 million during the first nine months of 2014, or approximately 7 percent of income before income taxes.

Cash Flow
Net cash used for operating activities in the first nine months of 2014 was $1.00 billion compared with net cash provided by operating activities of $342.6 million in the prior-year period. The year-over-year change in cash flow was largely due to the payment of $1.32 billion as a result of the company’s emergence from Chapter 11.

Adjusted Free Cash Flow in the first nine months of 2014 was $330.3 million an increase of 13.8 percent compared with $290.3 million in the prior-year period.

Share Repurchase Program
In the third quarter, Grace spent $101 million to repurchase approximately 1.1 million shares at an average price of $95.65. Through September 30, Grace spent $334 million to repurchase approximately 3.5 million shares under its $500 million share repurchase authorization.

2014 Outlook
As of October 22, 2014, Grace expects 2014 Adjusted EBIT to be in the range of $625 million to $630 million, an increase of 13 to 14 percent compared with 2013 Adjusted EBIT of $550.8 million. The company expects Adjusted EBITDA to be in the range of $760 million to $765 million. The company expects 2014 Adjusted Free Cash Flow to be $430 million or more.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company's web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.515.2911 (U.S.) or +1.617.399.5125 (International) and entering participant passcode 57360979. Investors are advised to access the call at least 10 minutes early in order to register.

An audio replay will be available at 1:00 p.m. ET today. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 69546688. The replay will be available for one week.

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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts; engineered and packaging materials; and specialty construction chemicals and building materials. The company’s three industry-leading business segments—Grace Catalysts Technologies, Grace Materials Technologies, and Grace Construction Products—provide innovative products, technologies, and services that improve the products and processes of our customer partners in over 150 countries around the world. Grace employs approximately 6,500 people in over 40 countries and had 2013 net sales of $3.1 billion. More information is available at grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the cost and availability of raw materials and energy; the effectiveness of its research and development and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's funded and unfunded pension obligations; its legal and environmental proceedings; costs of compliance with environmental regulation; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2014	2013	2014	2013
Net sales	$856.4	$771.3	$2,438.9	$2,284.0
Cost of goods sold	528.6	488.9	1,521.0	1,441.7
Gross profit	327.8	282.4	917.9	842.3
Selling, general and administrative expenses	147.7	129.7	428.5	405.1
Research and development expenses	20.5	15.0	61.3	48.5
Interest expense and related financing costs	14.7	10.7	37.0	32.1
Interest accretion on deferred payment obligations	43.7	—	65.5	—
Gain on termination of postretirement plans	(23.7)	—	(31.6)	—
Chapter 11 expenses, net of interest income	1.7	2.9	10.8	11.0
Equity in earnings of unconsolidated affiliate	(6.4)	(2.8)	(13.2)	(17.1)
Other expense, net (E)	10.0	6.0	30.9	17.8
Total costs and expenses	208.2	161.5	589.2	497.4
Income before income taxes	119.6	120.9	328.7	344.9
Provision for income taxes	(44.6)	(43.6)	(66.7)	(117.4)
Net income	75.0	77.3	262.0	227.5
Less: Net income attributable to noncontrolling interests	(0.5)	(0.3)	(1.2)	(1.1)
Net income attributable to W. R. Grace & Co. shareholders	$74.5	$77.0	$260.8	$226.4
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$1.00	$1.00	$3.44	$2.97
Weighted average number of basic shares	74.7	76.7	75.9	76.2
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.99	$0.99	$3.40	$2.92
Weighted average number of diluted shares	75.6	77.9	76.8	77.6

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share amounts)	2014	2013	% Change	2014	2013	% Change
Net sales:
Catalysts Technologies	$329.3	$273.7	20.3%	$927.0	$831.1	11.5%
Materials Technologies	229.1	220.1	4.1%	685.0	663.7	3.2%
Construction Products	298.0	277.5	7.4%	826.9	789.2	4.8%
Total Grace net sales	$856.4	$771.3	11.0%	$2,438.9	$2,284.0	6.8%
Net sales by region:
North America	$287.6	$248.1	15.9%	$796.0	$722.7	10.1%
Europe Middle East Africa	280.8	273.7	2.6%	839.2	816.2	2.8%
Asia Pacific	192.6	155.0	24.3%	529.5	478.7	10.6%
Latin America	95.4	94.5	1.0%	274.2	266.4	2.9%
Total net sales by region	$856.4	$771.3	11.0%	$2,438.9	$2,284.0	6.8%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$100.9	$77.4	30.4%	$269.6	$248.4	8.5%
Materials Technologies segment operating income	48.7	46.8	4.1%	143.9	135.9	5.9%
Construction Products segment operating income	48.9	45.6	7.2%	119.3	113.7	4.9%
Corporate costs	(23.8)	(20.9)	(13.9)%	(69.1)	(65.4)	(5.7)%
Gain on termination of postretirement plans related to current businesses	14.2	—	NM	18.9	—	NM
Certain pension costs(C)	(8.0)	(6.8)	(17.6)%	(24.3)	(20.4)	(19.1)%
Adjusted EBIT	180.9	142.1	27.3%	458.3	412.2	11.2%
Costs related to Chapter 11	(1.8)	(3.9)	53.8%	(11.1)	(11.0)	(0.9)%
Asbestos-related costs	(2.5)	(1.3)	(92.3)%	(3.8)	(4.0)	5.0%
Asbestos and bankruptcy-related charges, net	(0.4)	—	NM	(6.8)	—	NM
Pension MTM adjustment and other related costs, net	—	—	—%	4.8	(2.5)	NM
Gain on termination of postretirement plans related to divested businesses	9.5	—	NM	12.7	—	NM
Restructuring expenses and asset impairments	(5.4)	(3.6)	(50.0)%	(17.8)	(8.7)	(104.6)%
Gain on sale of product line	—	—	—%	0.2	—	NM
Income and expense items related to divested businesses	(2.1)	(2.2)	4.5%	(6.8)	(3.7)	(83.8)%
Interest expense and related financing costs	(14.7)	(10.7)	(37.4)%	(37.0)	(32.1)	(15.3)%
Interest accretion on deferred payment obligations	(43.7)	—	NM	(65.5)	—	NM
Currency and other financial losses in Venezuela	(1.0)	—	NM	(1.0)	(6.9)	NM
Interest income	0.3	0.2	50.0%	1.3	0.5	160.0%
Provision for income taxes	(44.6)	(43.6)	(2.3)%	(66.7)	(117.4)	43.2%
Net income attributable to W. R. Grace & Co. shareholders	$74.5	$77.0	(3.2)%	$260.8	$226.4	15.2%
Diluted EPS (GAAP)	$0.99	$0.99	—%	$3.40	$2.92	16.4%
Adjusted EPS (non-GAAP)	$1.07	$1.17	(8.5)%	$3.06	$3.30	(7.3)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$1.7	$2.9		$10.8	$11.0
D&O insurance costs related to Chapter 11	—	0.1		0.1	0.2
Translation effects—intercompany loans (D)	—	(10.1)		4.6	(6.6)
Value of currency forward contracts—intercompany loans (D)	—	9.9		(4.5)	5.7
Certain other currency translation costs, net (D)	0.1	1.1		0.1	0.7
Costs related to Chapter 11	$1.8	$3.9		$11.1	$11.0

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions)	2014	2013	% Change	2014	2013	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	42.5%	39.2%	3.3 pts	41.8%	40.5%	1.3 pts
Materials Technologies	35.3%	34.8%	0.5 pts	35.1%	34.5%	0.6 pts
Construction Products	36.8%	36.3%	0.5 pts	35.9%	36.2%	(0.3) pts
Segment Gross Margin	38.6%	36.9%	1.7 pts	37.9%	37.3%	0.6 pts
Certain pension costs in cost of goods sold	(0.3)%	(0.3)%	0.0 pts	(0.3)%	(0.4)%	0.1 pts
Total Grace	38.3%	36.6%	1.7 pts	37.6%	36.9%	0.7 pts
Adjusted profitability performance measures (A)(B)(C):
Adjusted EBIT:
Catalysts Technologies	$100.9	$77.4	30.4%	$269.6	$248.4	8.5%
Materials Technologies	48.7	46.8	4.1%	143.9	135.9	5.9%
Construction Products	48.9	45.6	7.2%	119.3	113.7	4.9%
Corporate	(17.6)	(27.7)	36.5%	(74.5)	(85.8)	13.2%
Total Grace	180.9	142.1	27.3%	458.3	412.2	11.2%
Depreciation and amortization:
Catalysts Technologies	$16.7	$13.2	26.5%	$49.7	$40.0	24.3%
Materials Technologies	8.2	7.8	5.1%	24.3	23.6	3.0%
Construction Products	7.6	7.6	—%	23.0	24.0	(4.2)%
Corporate	1.8	1.4	28.6%	5.3	4.2	26.2%
Total Grace	34.3	30.0	14.3%	102.3	91.8	11.4%
Adjusted EBITDA:
Catalysts Technologies	$117.6	$90.6	29.8%	$319.3	$288.4	10.7%
Materials Technologies	56.9	54.6	4.2%	168.2	159.5	5.5%
Construction Products	56.5	53.2	6.2%	142.3	137.7	3.3%
Corporate	(15.8)	(26.3)	39.9%	(69.2)	(81.6)	15.2%
Total Grace	215.2	172.1	25.0%	560.6	504.0	11.2%
Operating margin:
Catalysts Technologies	30.6%	28.3%	2.3 pts	29.1%	29.9%	(0.8) pts
Materials Technologies	21.3%	21.3%	0.0 pts	21.0%	20.5%	0.5 pts
Construction Products	16.4%	16.4%	0.0 pts	14.4%	14.4%	0.0 pts
Total Grace	21.1%	18.4%	2.7 pts	18.8%	18.0%	0.8 pts
Adjusted EBITDA margin:
Catalysts Technologies	35.7%	33.1%	2.6 pts	34.4%	34.7%	(0.3) pts
Materials Technologies	24.8%	24.8%	0.0 pts	24.6%	24.0%	0.6 pts
Construction Products	19.0%	19.2%	(0.2) pts	17.2%	17.4%	(0.2) pts
Total Grace	25.1%	22.3%	2.8 pts	23.0%	22.1%	0.9 pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Nine Months Ended September 30,
(In millions)	2014	2013
Cash flow measure (A):
Net cash (used for) provided by operating activities	$(1,004.4)	$342.6
Capital expenditures	(121.7)	(117.9)
Free Cash Flow	(1,126.1)	224.7
Chapter 11 expenses paid	29.0	11.2
Chapter 11 emergence payments, including accounts payable	1,347.8	—
Accelerated defined benefit pension plan contributions	75.0	50.0
Expenditures for asbestos-related items	4.6	4.4
Adjusted Free Cash Flow	$330.3	$290.3

	Four Quarters Ended
(In millions)	September 30, 2014	December 31, 2013
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$596.9	$550.8
Invested Capital:
Trade accounts receivable	527.3	481.8
Inventories	337.3	295.3
Accounts payable	(298.5)	(262.5)
	566.1	514.6
Other current assets (excluding income taxes and capitalized financing costs)	87.4	81.2
Properties and equipment, net	826.4	829.9
Goodwill	460.2	457.5
Technology and other intangible assets, net	296.2	315.5
Investment in unconsolidated affiliate	108.8	96.2
Other assets (excluding capitalized financing costs)	24.3	40.0
Other current liabilities (excluding income taxes, environmental remediation related to asbestos and divested businesses, Chapter 11, and restructuring)	(272.8)	(248.6)
Other liabilities (excluding environmental remediation related to asbestos and divested businesses)	(93.3)	(72.7)
Total invested capital	$2,003.3	$2,013.6
Adjusted EBIT Return On Invested Capital	29.8%	27.4%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(In millions)	2014	2013
OPERATING ACTIVITIES
Net income	$262.0	$227.5
Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	102.3	91.8
Equity in earnings of unconsolidated affiliate	(13.2)	(17.1)
Dividends received from unconsolidated affiliate	11.2	—
Chapter 11 expenses, net of interest income	10.8	11.0
Chapter 11 expenses paid	(29.0)	(11.2)
Asbestos and bankruptcy-related charges, net	6.8	—
Cash paid to resolve liabilities subject to Chapter 11	(1,315.6)	—
Provision for income taxes	66.7	117.4
Income taxes paid, net of refunds	(21.7)	(65.6)
Excess tax benefits from stock-based compensation	(0.7)	33.7
Interest accretion on deferred payment obligations	65.5	—
Interest accrued on bonds	2.2	—
Interest accrued on credit arrangements	3.9	—
Interest accrued on pre-petition liabilities subject to compromise	3.4	28.1
Defined benefit pension expense	19.5	22.9
Payments under defined benefit pension arrangements	(94.1)	(63.6)
Expenditures for environmental remediation	(9.7)	(11.2)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(51.4)	5.2
Inventories	(49.9)	(35.2)
Accounts payable	18.6	6.8
All other items, net	8.0	2.1
Net cash (used for) provided by operating activities	(1,004.4)	342.6
INVESTING ACTIVITIES
Capital expenditures	(121.7)	(117.9)
Businesses acquired, net of cash acquired	—	(15.8)
Transfer to short-term investments	—	(500.0)
Transfer from restricted cash and cash equivalents	395.4	12.4
Proceeds from sale of business	—	1.8
Other investing activities	5.7	4.2
Net cash provided by (used for) investing activities	279.4	(615.3)
FINANCING ACTIVITIES
Borrowings under credit arrangements	1,114.4	43.0
Repayments under credit arrangements	(750.0)	(46.0)
Proceeds from issuance of bonds	1,000.0	—
Cash paid to settle deferred payment obligations	(632.0)	—
Payments for debt financing costs	(38.6)	—
Proceeds from exercise of stock options	17.6	30.9
Payments for repurchase of common stock	(334.4)	—
Excess tax benefits from stock-based compensation	0.7	(33.7)
Other financing activities	0.2	6.1
Net cash provided by financing activities	377.9	0.3
Effect of currency exchange rate changes on cash and cash equivalents	(9.7)	(9.8)
Decrease in cash and cash equivalents	(356.8)	(282.2)
Cash and cash equivalents, beginning of period	964.8	1,336.9
Cash and cash equivalents, end of period	$608.0	$1,054.7

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	September 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$608.0	$964.8
Restricted cash and cash equivalents	—	395.4
Trade accounts receivable, less allowance of $6.2 (2013—$6.0)	527.3	481.8
Inventories	337.3	295.3
Deferred income taxes	227.3	58.1
Other current assets	100.0	99.0
Total Current Assets	1,799.9	2,294.4
Properties and equipment, net of accumulated depreciation and amortization of $1,897.4 (2013—$1,876.8)	826.4	829.9
Goodwill	460.2	457.5
Technology and other intangible assets, net	296.2	315.5
Deferred income taxes	587.9	845.9
Asbestos-related insurance	—	500.0
Overfunded defined benefit pension plans	44.0	16.7
Investment in unconsolidated affiliate	108.8	96.2
Other assets	57.0	40.0
Total Assets	$4,180.4	$5,396.1
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$97.7	$81.1
Accounts payable	298.5	262.5
PI warrant liability	490.0	—
Other current liabilities	344.1	292.0
Total Current Liabilities	1,230.3	635.6
Debt payable after one year	1,929.3	29.6
Deferred income taxes	16.8	18.2
Income tax contingencies	18.9	5.0
Underfunded and unfunded defined benefit pension plans	328.9	299.6
Other liabilities	131.8	60.8
Total Liabilities Not Subject to Compromise	3,656.0	1,048.8
Total Liabilities Subject to Compromise	—	3,776.1
Total Liabilities	3,656.0	4,824.9
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 74,207,115 (2013—77,046,143)	0.7	0.8
Paid-in capital	538.1	533.4
Retained earnings	276.6	15.8
Treasury stock, at cost: shares: 3,240,132 (2013—0)	(309.6)	—
Accumulated other comprehensive income	6.0	10.6
Total W. R. Grace & Co. Shareholders' Equity	511.8	560.6
Noncontrolling interests	12.6	10.6
Total Equity	524.4	571.2
Total Liabilities and Equity	$4,180.4	$5,396.1

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended September 30,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.99				$0.99
Costs related to Chapter 11	$1.8	$(0.5)	$2.3	0.03	$3.9	$1.1	$2.8	0.04
Asbestos-related costs	2.5	(0.6)	3.1	0.04	1.3	(0.1)	1.4	0.02
Asbestos and bankruptcy-related charges, net	0.4	0.3	0.1	—	—	—	—	—
Gain on termination of postretirement plans related to divested businesses	(9.5)	(3.7)	(5.8)	(0.08)	—	—	—	—
Restructuring expenses and asset impairments	5.4	3.5	1.9	0.03	3.6	1.2	2.4	0.03
Currency and other financial losses in Venezuela	1.0	—	1.0	0.01	—	—	—	—
Income and expense items related to divested businesses	2.1	2.4	(0.3)	—	2.2	1.0	1.2	0.02
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(4.1)	4.1	0.05		(5.4)	5.4	0.07
Adjusted EPS (non-GAAP)				$1.07				$1.17

Certain items included in Adjusted EPS:
Interest accretion on deferred payment obligations				$0.36				$—
Gain on termination of postretirement plans related to current businesses				(0.12)				—
Differential between effective tax rate and cash tax rate				0.56				0.31
Total				$0.80				$0.31

	Nine Months Ended September 30,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$3.40				$2.92
Costs related to Chapter 11	$11.1	$2.2	$8.9	0.12	$11.0	$2.0	$9.0	0.12
Asbestos-related costs	3.8	1.4	2.4	0.03	4.0	1.5	2.5	0.03
Asbestos and bankruptcy-related charges, net	6.8	2.5	4.3	0.06	—	—	—	—
Pension MTM adjustment and other related costs, net	(4.8)	(1.8)	(3.0)	(0.04)	2.5	0.9	1.6	0.02
Gain on termination of postretirement plans related to divested businesses	(12.7)	(4.8)	(7.9)	(0.10)	—	—	—	—
Restructuring expenses and asset impairments	17.8	7.5	10.3	0.13	8.7	2.8	5.9	0.08
Currency and other financial losses in Venezuela	1.0	—	1.0	0.01	6.9	—	6.9	0.09
Gain on sale of product line	(0.2)	(0.1)	(0.1)	—	—	—	—	—
Income and expense items related to divested businesses	6.8	2.5	4.3	0.06	3.7	1.0	2.7	0.03
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		47.1	(47.1)	(0.61)		(1.0)	1.0	0.01
Adjusted EPS (non-GAAP)				$3.06				$3.30

Certain items included in Adjusted EPS:
Interest accretion on deferred payment obligations				$0.53				$—
Gain on termination of postretirement plans related to current businesses				(0.15)				—
Differential between effective tax rate and cash tax rate				1.42				1.01
Total				$1.80				$1.01

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments. In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Segment Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, Adjusted EBIT Return On Invested Capital, and Segment Gross Margin do not purport to represent income or liquidity measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D): During the bankruptcy, Grace had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that were not related to its operating activities. In addition, Grace had accumulated significant cash during bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11. These intercompany loans were paid in full when Grace emerged from bankruptcy, and the excess cash balances were used to fund a significant portion of Grace's emergence from bankruptcy.

(E): Other expense, net includes amounts previously reported as restructuring expenses and related asset impairments and provision for environmental remediation.

NM - Not Meaningful

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